Exhibit 99.1

NEWS RELEASE	CONTACT: David Peuse
FOR IMMEDIATE RELEASE	(715) 839-2146

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

ELECTION OF DIRECTOR AT ITS ANNUAL STOCKHOLDER MEETING

Eau Claire, Wisconsin (May 20, 2021) – The shareholders of National Presto Industries, Inc. (NYSE: NPK) re-elected Maryjo Cohen to a new three-year term as director at the May 18, 2021, annual stockholders meeting. The shareholders also ratified the appointment of RSM US, LLP, as the Company's independent registered public accounting firm for the year ending December 31, 2021. In addition, during the meeting, a new Rusoh® fire extinguisher and four 2021 new Housewares/Small Appliance products were shown to the shareholders.

The new Rusoh® fire extinguisher is a 2.5-pound extinguisher intended primarily as a retail entry. It is the perfect size for homes, boats, and camping. Like the larger 5-pound unit, the new extinguisher is designed to eliminate the problems that led to recent recalls of over 45-million traditional portable fire extinguishers produced by other manufacturers. In order to work, traditional extinguishers need to be under constant high pressure. They rely on gauges that frequently provide false readings to affirm that the extinguishers are in working order. The Rusoh® extinguishers eliminate those issues by using a CO2 cartridge that pressurizes the extinguishers only at the time the extinguisher is used to put out a fire. In addition, dry extinguishing chemical naturally compacts, which in turn can impair the rate of discharge needed to put out a fire. In the traditional extinguisher, there is no means to avoid chemical compaction; the Rusoh extinguishers each have a wheel that attaches to an internal auger that stirs the chemical. Once stirred, the chemical flows freely, ensuring that it is in able to put out a fire. The Rusoh extinguishers are designed with ergonomics in mind—the extinguishers are easy to activate and use in contrast to the traditional design that is challenging to activate and awkward to handle. The Rusoh® extinguishers are also reloadable. A recharge kit, sold separately, is available to reload the unit in just minutes. In contrast, the traditional disposable extinguishers must be discarded after a single use. Traditional rechargeable units require the services of a licensed professional before they can be used again.

There were four small appliances shown. The first product was the Nomad™ Mason jar traveling food warmer, which holds and heats a wide-mouth Mason-type jar of prepared foods for a hot meal at work, school, or home. The warmer also can be used in a vehicle with an AC power source. Other features include a cool-touch exterior enabling the user to eat right out of the warmer; a convenient swing up carrying handle that doubles as a utensil holder; built-in cord wrap; a secure screw-on cover that contains a storage section for napkins or condiments; a signal light that illuminates when the warmer is energized; and a Mason jar.

The next product was a new modernized version of the FryDaddy® deep fryer. The new fryer retains all of the features that made its predecessors so desirable—uses cups rather than quarts of oil; maintains the ideal frying temperature, automatically; there are no controls to set; ensures easy cleaning with a non-stick surface inside and out; provides a handy scoop rather than a drippy basket; and stores oil for reuse.

The third product shown was a new Dehydro® dehydrator. The dehydrator comes with four drying trays that can be expanded to eight for added drying capacity. Like its predecessors, the dehydrator is easy to store. The cord wraps and the trays nest, providing a 22% reduction in storage space. The new dehydrator features a top-mounted fan that provides consistent air flow for optimum drying. There is no need to rotate the trays. This dehydrator is particularly ideal for jerky. Marinade and juices from the jerky meat fall into a tray that is fully immersible and a breeze to clean. The dehydrator is versatile as well. It dries fruits, vegetables, poultry, fish, and even makes great dog treats.

The final product shown was the PRESTO® HeatDish® Plus Tilt parabolic heater. The new heater tilts up to 45 degrees, providing comfort in most any position—high, low, or anywhere in between. The heater also tilts down for compact storage. The HeatDish® provides the feeling of 3 times the heat of a convection heater and virtually instant warmth without first heating the room. It also uses a third less energy and can pay for itself in less than a year. Other features include a convenient top-mounted control with an infinite range of heat settings; a warning buzzer that sounds if the heater is tipped; on-board cord wrap; and a handy carrying handle.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Safety segment currently consists of two startup companies. The first is Rusoh, Inc., which designs and markets the Rusoh® Eliminator® fire extinguisher, the first self-service fire extinguisher. The second is OneEvent Technologies, Inc., which offers systems that provide early warning of conditions that, if not rectified, could ultimately lead to significant losses.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.